Exhibit 99.3

                                Contact:     William E. Keslar
                                        Don H. Herring
                                        (412) 433-6870

FOR IMMEDIATE RELEASE
---------------------

                 USX CORPORATION REPORTS IMPROVED FOURTH QUARTER
                   AND FULL YEAR DELHI GROUP FINANCIAL RESULTS
      PITTSBURGH, January 25, 1996 -- USX-Delhi Group (NYSE:DGP) recorded fourth quarter 1995 net income of $1.5 million, or 16 cents per share, which included an extraordinary loss of $.1 million on the early retirement of USX debt. Fourth quarter 1994 net income was $1.3 million, or 9 cents per share. For the year 1995, the Delhi Group reported net income of $3.7 million, or 12 cents per share, which included a favorable estimated aftertax effect of $5.1 million related to the completion of the asset disposal plan initiated in mid-1994, partially offset by an extraordinary loss of $.3 million on the early retirement of USX debt. The Delhi Group reported a net loss of $30.9 million for 1994, or $2.22 per share, which included a $26.5 million unfavorable aftertax effect of certain items.
       Fourth quarter 1995 Delhi Group operating income totaled $6.3 million, up from $5.9 million a year ago. Lower operating expenses, excluding gas purchase costs, were partially offset by a reduction in gross margin, which was down $1.5 million from the prior-year fourth quarter. Gas processing margin from the extraction and sale of natural gas liquids (NGLs) was $2.3 million lower than last year's fourth quarter due mainly to higher feedstock costs. Gas sales and trading margin increased slightly from the prior-year fourth quarter due mainly to higher gas prices.

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

        For the year 1995, the Delhi Group had operating income of $18.3 million compared with an operating loss of $35.8 million in 1994. During 1995, Delhi recorded favorable pretax adjustments totaling $6.2 million resulting from completion of the 1994 non-strategic asset disposition plan with higher than anticipated sales proceeds. Operating income in 1994 included charges totaling $37.4 million related to this program. Excluding the impact of these items, 1995 operating income improved by $10.5 million from 1994, primarily due to decreased operating expenses, partially offset by a slight reduction in gross margin. Operating expenses, excluding gas purchases, were lower in 1995, due mainly to the effects of the 1994 asset disposition plan and employee reorganization. Improved gas processing margins were more than offset by lower gas sales and trading margins, primarily reflecting lower gas prices for most of the year and the expiration in 1994 of a long-term, premium-service contract with Central Power and Light Company.
        USX Board Chairman Thomas J. Usher stated, "The fourth quarter results reflect Delhi's efforts to identify and implement measures to improve results and increase operating efficiencies. For 1995, Delhi delivered improved earnings despite weak natural gas prices which prevailed during most of the year. Excluding sales volumes related to the disposed assets, total systems volumes increased 2 percent, while Delhi added 455 billion cubic feet of dedicated natural gas reserves, a 6 percent increase over 1994 reserve additions."
        Based on current market conditions and estimated volumes, Delhi's pretax earnings are expected to be negatively impacted by approximately
$2-$3 million during the first quarter of 1996 due to an anomaly in market

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

conditions. The anomaly relates to basis differentials, which are the differences between gas prices in various locations. These differences result in gas purchase costs which exceed the market price for such gas.
     Usher added, "During 1996, Delhi will seek to improve its operating results through continued cost control measures, aggressive marketing efforts and volume growth and expansion. Delhi's capital expenditures were up in 1995 and should increase again in 1996. One prime area offering Delhi considerable growth potential is the rapidly developing Pinnacle Reef gas play in an area of East Texas where Delhi already has core operations."
      In late December, Delhi announced a $44 million major expansion project to its existing East Texas systems. This project, which will include construction of 85 miles of 20-inch pipeline and new compression, will add in excess of 275 million cubic feet per day (mmcfd) of incremental natural gas gathering and treating capacity. This is the same play in which Delhi completed a 100-mmcfd capacity expansion project in November 1995 to accommodate a 10-year gas gathering, treating and transportation agreement. "These investments should insure that Delhi is a prominent participant in the development of one of the nation's most promising onshore gas supply areas," said the USX chairman.
        Delhi is an established natural gas merchant engaged in the purchasing, gathering, processing, transporting and marketing of natural gas. It operates an extensive pipeline system and associated gas processing plants in Texas and Oklahoma.
                                  * * * * * * *
     Statement of operations and supplemental statistics for the Delhi Group and consolidated statement of operations for USX Corporation are attached.

                         DELHI GROUP OF USX CORPORATION
                       STATEMENT OF OPERATIONS (Unaudited)
                                                Fourth Quarter       Year
                                                    Ended           Ended
                                                 December 31     December 31
(Dollars in millions, except per share data)     1995    1994    1995     1994
--------------------------------------------------------------------------------
SALES                                           $228.8  $142.6  $654.1   $566.9

OPERATING COSTS:
 Cost of sales (excludes items shown below)      209.1   122.7   585.8    498.5
 Selling, general and administrative
  expenses                                         5.8     6.4    24.1     28.7
 Depreciation, depletion and amortization          6.0     5.8    24.8     30.1
 Taxes other than income taxes                     1.6     1.8     7.3      8.0
 Restructuring charges (credits)                     -       -    (6.2)    37.4
                                                ------  ------  ------   ------
 Total operating costs                           222.5   136.7   635.8    602.7
                                                ------  ------  ------   ------

OPERATING INCOME (LOSS)                            6.3     5.9    18.3    (35.8)

Other income (loss)                                 .2      .4     5.9      (.9)
Interest and other financial costs                (4.8)   (3.2)  (15.7)   (11.8)
                                                ------  ------  ------   ------

INCOME (LOSS) BEFORE INCOME TAXES AND
 EXTRAORDINARY LOSS                                1.7     3.1     8.5    (48.5)
Less provision (credit) for estimated
 income taxes                                       .1     1.8     4.5    (17.6)
                                                ------  ------  ------   ------

INCOME (LOSS) BEFORE EXTRAORDINARY LOSS            1.6     1.3     4.0    (30.9)
Extraordinary loss on extinguishment of debt,
 net of income tax                                 (.1)      -     (.3)       -
                                                ------  ------  ------   ------

NET INCOME (LOSS)                                  1.5     1.3     3.7    (30.9)
Dividends on preferred stock                         -       -     (.2)     (.1)

Net (income) loss applicable to
 Retained Interest                                   -     (.4)   (2.4)    10.1
                                                ------  ------  ------   ------
NET INCOME (LOSS) APPLICABLE TO OUTSTANDING
 DELHI STOCK                                      $1.5     $.9    $1.1   $(20.9)
                                                ======  ======  ======   ======
DELHI STOCK DATA:
 Income (loss) per share - primary and fully
  diluted:
   Income (loss) before extraordinary loss        $.17    $.09    $.15   $(2.22)
   Extraordinary loss                             (.01)      -    (.03)       -
   Net income (loss)                               .16     .09     .12    (2.22)

 Dividends paid per share                          .05     .05     .20      .20

 Weighted average shares, in thousands:
 - Primary and fully diluted                     9,447   9,438   9,442    9,407

The following notes are an integral part of this financial statement.

                         DELHI GROUP OF USX CORPORATION
                     Selected Notes to Financial Statement

1. The statement of operations of the Delhi Group includes the results of operations for the businesses of Delhi Gas Pipeline Corporation and certain other subsidiaries of USX and a portion of USX's net financial costs, general and administrative costs and income taxes attributed to the three groups in accordance with USX's accounting and tax allocation policies. This statement should be read in connection with the consolidated statement of operations of USX.

2. The Retained Interest of approximately 33% through June 14, 1995 is reflected in the Marathon Group financial statements.  On June 15, 1995, USX eliminated the
Retained Interest.  The shares deemed to represent the Retained Interest were not outstanding shares of Delhi Stock.

                         DELHI GROUP OF USX CORPORATION
                             SUPPLEMENTAL STATISTICS
                         ------------------------------
                                 ($ in Millions)
                                                Fourth Quarter       Year
                                                    Ended           Ended
                                                 December 31     December 31
                                                --------------  -------------
                                                 1995    1994    1995     1994
                                                 ----    ----    ----     ----
GROSS MARGIN

 Gas Sales and Trading Margin                    $18.0   $17.7   $56.0    $70.3
 Transportation Margin                             3.2     2.7    11.7     11.7
                                                ------  ------  ------   ------
 Systems and Trading Margin                       21.2    20.4    67.7     82.0
 Gas Processing Margin                             4.9     7.2    24.7     15.6
                                                ------  ------  ------   ------
    Total Gross Margin                           $26.1   $27.6   $92.4    $97.6

OPERATING INCOME (LOSS)                           $6.3    $5.9   $18.3   $(35.8)


CAPITAL EXPENDITURES                             $25.1   $10.4   $50.0    $32.1


OPERATING STATISTICS

Natural Gas Volumes (a)
 Natural Gas Sales                               574.9   620.6   567.0    624.5
 Transportation                                  335.4   258.9   300.5    271.4
                                               ------- ------- -------  -------
    Systems Throughput                           910.3   879.5   867.5    895.9
 Trading Sales                                   683.7   148.5   423.9     94.7
 Partnership - equity share (b)                      -    16.1     5.2     19.6
                                               ------- ------- -------  -------
    Total Sales Volumes                        1,594.0 1,044.1 1,296.6  1,010.2

Natural Gas Liquids Sales (c)                    768.6   787.3   792.5    755.7


------------

  (a) Millions of cubic feet per day
  (b) Related to an investment which was sold in the second quarter of 1995.
  (c) Thousands of gallons per day

                    USX CORPORATION AND SUBSIDIARY COMPANIES
                CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
                                                Fourth Quarter       Year
                                                    Ended           Ended
                                                 December 31     December 31
(Dollars in millions)                            1995    1994    1995     1994
--------------------------------------------------------------------------------
SALES                                           $5,369  $5,173 $20,922  $19,330

OPERATING COSTS:
 Cost of sales (excludes items shown below)      4,027   3,787  15,103   14,186
 Inventory market valuation credits                (35)     (2)    (70)    (160)
 Selling, general and administrative
  expenses                                          46      53     187      221
 Depreciation, depletion and amortization          278     279   1,160    1,065
 Taxes other than income taxes                     757     770   3,120    2,963
 Exploration expenses                               57      52     149      157
 Restructuring charges (credits)                     -       -      (6)      37
 Impairment of long-lived assets                   675       -     675        -
                                                ------  ------  ------   ------
 Total operating costs                           5,805   4,939  20,318   18,469
                                                ------  ------  ------   ------

OPERATING INCOME (LOSS)                           (436)    234     604      861

Other income                                        30      39     128      261
Interest and other financial income                 11       9      38       24
Interest and other financial costs                (126)   (131)   (501)    (461)
                                                ------  ------  ------   ------
INCOME (LOSS) BEFORE INCOME TAXES AND
 EXTRAORDINARY LOSS                               (521)    151     269      685
Less provision (credit) for estimated income
 taxes                                            (219)     23      48      184
                                                 ------  ------  ------   ------

INCOME (LOSS) BEFORE EXTRAORDINARY LOSS           (302)    128     221      501
Extraordinary loss on extinguishment of debt,
 net of income tax                                  (2)      -      (7)       -
                                                 ------  ------  ------   ------

NET INCOME (LOSS)                                 (304)    128     214      501
Dividends on preferred stock                        (5)     (8)    (28)     (31)
                                                ------  ------  ------   ------

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKS    $(309)   $120    $186     $470
                                                ======  ======  ======   ======

The following common share data is an integral part of this financial statement.

                    USX CORPORATION AND SUBSIDIARY COMPANIES
                          COMMON SHARE DATA (Unaudited)
                                                Fourth Quarter       Year
                                                    Ended           Ended
                                                 December 31     December 31
(Dollars in millions, except per share data)     1995    1994    1995     1994
--------------------------------------------------------------------------------
APPLICABLE TO MARATHON STOCK:
 Income (loss) before extraordinary loss         $(365)    $35    $(87)    $315
 --Per share - primary and fully diluted         (1.27)    .12    (.31)    1.10

 Extraordinary loss, net of income tax              (1)      -      (5)       -
 -- Per share - primary and fully diluted         (.01)      -    (.02)       -

 Net income (loss)                                (366)     35     (92)     315
 --Per share - primary and fully diluted         (1.28)    .12    (.33)    1.10

 Dividends paid per share                          .17     .17     .68      .68

 Weighted average shares, in thousands:
 - Primary                                     287,398 287,132 287,271  286,722
 - Fully diluted                               287,398 287,136 287,271  286,725

APPLICABLE TO STEEL STOCK:
 Income before extraordinary loss                  $57     $84    $279     $176
 --Per share - primary                             .68    1.11    3.53     2.35
          - fully diluted                          .68    1.05    3.43     2.33

 Extraordinary loss, net of income tax              (1)      -      (2)       -
 --Per share - primary and fully diluted          (.01)      -    (.02)       -

 Net income                                         56      84     277      176
 --Per share - primary                             .67    1.11    3.51     2.35
             - fully diluted                       .67    1.05    3.41     2.33

 Dividends paid per share                          .25     .25    1.00     1.00

 Weighted average shares, in thousands:
 - Primary                                      82,820  75,887  79,088   75,184
 - Fully diluted                                84,779  86,807  89,438   78,624

APPLICABLE TO OUTSTANDING DELHI STOCK:
 Income (loss) before extraordinary loss          $1.6     $.9    $1.4   $(20.9)
 --Per share - primary and fully diluted           .17     .09     .15    (2.22)

 Extraordinary loss, net of income tax             (.1)      -     (.3)       -
 --Per share - primary and fully diluted          (.01)      -    (.03)       -

 Net income (loss)                                 1.5      .9     1.1    (20.9)
 --Per share - primary and fully diluted           .16     .09     .12    (2.22)

 Dividends paid per share                          .05     .05     .20      .20

 Weighted average shares, in thousands:
 - Primary and fully diluted                     9,447   9,438   9,442    9,407